Exhibit 10.1

SEVERANCE PROTECTION AND

RESTRICTIVE COVENANTS AGREEMENT

THIS SEVERANCE PROTECTION AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered as of the 3rd day of October, 2017, by and among AMERIS BANCORP, a Georgia corporation (the “Bancorp”), AMERIS BANK, a Georgia state-chartered bank and wholly owned subsidiary of the Bancorp (the “Bank”; the Bancorp and the Bank are collectively referred to herein as “Employer”), and William D. McKendry, an individual resident of the State of Florida (“Employee”).

WHEREAS, Employee is an employee of the Bancorp and/or the Bank;

WHEREAS, the expertise and experience of Employee in the financial institutions industry are valuable to Employer;

WHEREAS, it is in the best interests of Employer to maintain an experienced and sound executive management team to manage Employer, further Employer’s overall strategies and protect and enhance shareholder value;

WHEREAS, in addition, the Board of Directors of the Bancorp (the “Bancorp Board”) has determined that it is essential and in the best interest of Employer to retain the services of Employee in the event of a threat or occurrence of a Change of Control (as hereinafter defined) and to ensure Employee’s continued dedication and efforts in such event without undue concern for Employee’s personal financial and employment security;

WHEREAS, in order to induce Employee to remain in the employ of Employer, Employer desires to enter into this Agreement with Employee to provide Employee with certain benefits in the event Employee’s employment is terminated, including termination as a result of, or in connection with, a Change of Control; and

WHEREAS, in consideration for the benefits provided to Employee hereunder and as an inducement to Employer providing such benefits, Employee agrees that it is reasonable and fair to enter into certain restrictive covenants as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Effective Date. The effective time and date of this Agreement shall be deemed to be 12:00:01 a.m. on the date of its making first set forth above (the “Effective Date”).

2.                  Term of Agreement. This Agreement shall commence as of the Effective Date and shall end on the second (2nd) anniversary thereof (such period hereinafter referred to as the “Term”); provided, however, that, if a Change of Control shall occur during such period, then the Term shall be extended automatically as and to the extent necessary so that it does not expire prior to the first (1st) anniversary of such Change of Control.

3.                  Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)               “Cause” shall mean:

(i)                 the willful and continued failure of Employee to perform Employee’s duties with Employer, other than any such failure resulting from Disability, or to follow the directives of the Bancorp Board or a more senior executive of Employer, following written notice from the Chief Executive Officer of Employer specifying such failure;

(ii)              Employee’s willful misconduct or gross negligence (including, but not limited to, a material willful violation of Employer’s written corporate governance and ethics guidelines and codes of conduct) in connection with Employer’s business or relating to Employee’s duties hereunder;

(iii)            Employee’s habitual substance abuse;

(iv)             Employee’s being convicted of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude;

(v)               Employee’s willful theft, embezzlement or act of comparable dishonesty against Employer;

(vi)             a willful act by Employee which constitutes a material breach of Employee’s fiduciary duty to Employer;

(vii)          a material breach by Employee of this Agreement, which breach is not cured (if curable) by Employee within 30 days following Employee’s receipt of written notice thereof; or

(viii)        conduct by Employee that results in the permanent removal of Employee from Employee’s position as an officer or employee of the Bancorp or the Bank pursuant to a written order by any banking regulatory agency with authority or jurisdiction over the Bancorp or the Bank, as the case may be.

For purposes of this Section 3(a), no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of Employer.

(b)               “Change of Control” shall mean the occurrence of any of the following events:

(i)                 any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (for purposes of this Section 3(b), a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Bancorp (the “Outstanding Bancorp Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Bancorp entitled to vote generally in the election of directors (the “Outstanding Bancorp Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Bancorp; (x) any acquisition by the Bancorp; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bancorp; or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) below;

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(ii)              individuals who, as of the Effective Date, constitute the Bancorp Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Bancorp Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Bancorp’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Bancorp Board;

(iii)            consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Bancorp or any of its subsidiaries, including, without limitation, the Bank, a sale or other disposition of all or substantially all of the assets of the Bancorp, or the acquisition of assets or stock of another entity by the Bancorp or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Bancorp or all or substantially all of the Bancorp’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Bancorp or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Bancorp Board providing for such Business Combination; or

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(iv)             approval by the shareholders of the Bancorp of a complete liquidation or dissolution of the Bancorp.

Notwithstanding the foregoing, (x) a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 30% of the Outstanding Bancorp Common Stock or the Outstanding Bancorp Voting Securities as a result of the acquisition of Outstanding Bancorp Common Stock or Outstanding Bancorp Voting Securities by the Bancorp which reduces the number thereof outstanding; provided, however, that if after such acquisition by the Bancorp such Person becomes the beneficial owner of additional Outstanding Bancorp Common Stock or Outstanding Bancorp Voting Securities, as the case may be, that increases the percentage thereof beneficially owned by such Person, a Change of Control shall then occur; and (y) a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Bancorp, a change in effective control of the Bancorp or a change in the ownership of a substantial portion of the Bancorp’s assets under Section 409A.

(c)               “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)               “Disability” shall mean the inability of Employee to perform Employee’s duties with Employer on a full-time basis for 180 days in any one-year period as a result of incapacity due to mental or physical illness or injury.

(e)               “Good Reason” shall mean: (i) a material diminution in Employee’s authority, duties or responsibilities; (ii) a material change in the geographic location at which Employee must regularly perform the services to be performed by Employee pursuant to this Agreement (other than a change in such geographic location to an office or other location closer to Employee’s home residence); and (iii) any other action or inaction that constitutes a material breach by Employer of this Agreement; provided, however, that Employee must provide notice to Employer of the condition Employee contends is Good Reason within 90 days after the initial existence of the condition, and Employer must have a period of 30 days to remedy the condition. If the condition is not remedied within such 30-day period, then Employee must provide a Notice of Termination within 30 days after the end of Employer’s remedy period.

(f)                “Notice of Termination” shall mean a written notice that (i) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (ii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than 30 days after the giving of such notice, except as otherwise provided in Section 3(i)(v) hereof). The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of Employee or Employer hereunder or preclude Employee or Employer from asserting such fact or circumstance in enforcing Employee’s or Employer’s rights hereunder.

(g)               “Section 409A” shall mean, collectively, Section 409A of the Code and the guidance and regulations issued thereunder.

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(h)               “terminate” (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that Employee has incurred a separation from service as defined in Section 409A.

(i)                 “Termination Date” shall mean (i) if Employee’s employment is terminated by Employer for Cause or without Cause, the date of Employee’s receipt of the Notice of Termination or a later date specified therein, as the case may be, (ii) if Employee’s employment is terminated by Employee for Good Reason, the date of Employer’s receipt of the Notice of Termination, (iii) if Employee’s employment is terminated by Employee as a Voluntary Termination, the date of Employer’s receipt of the Notice of Termination or a later date specified therein, as the case may be, (iv) if Employee’s employment is terminated by reason of death, the Termination Date shall be the date of death of Employee, and (v) if Employee’s employment is terminated by reason of Disability, the Termination Date shall be the 45th day after the date of Employee’s receipt of the Notice of Termination, except that, in such case, such Notice of Termination will continue to be effective only if Employee shall not have returned to full-time performance of Employee’s duties within the 30 days after its receipt.

(j)                 “Termination Without Cause” shall mean any termination of Employee’s employment by Employer other than for Cause.

(k)               “Voluntary Termination” shall mean any voluntary termination of Employee’s employment by Employee other than for Good Reason.

4.                  Obligations of Employer Upon Termination (Other Than in Connection With a Change of Control). The provisions of this Section 4 apply only to terminations that are not in connection with a Change of Control, and any Change of Control Termination (as defined below) shall instead by governed by Section 5 hereof.

(a)               Cause; Voluntary Termination. If, during the Term, Employer shall terminate Employee’s employment for Cause or Employee shall terminate Employee’s employment by a Voluntary Termination, then Employee shall be entitled to receive the following (collectively, the “Accrued Amounts”):

(i)                 any accrued but unpaid salary and accrued but unused vacation, sick or other leave pay, which shall be paid on the pay date immediately following the Termination Date in accordance with Employer’s customary payroll procedures;

(ii)              any earned but unpaid cash bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided, however, that if Employee’s employment is terminated by Employer for Cause, then any such accrued but unpaid cash bonus shall be forfeited;

(iii)            reimbursement for unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with Employer’s expense reimbursement policies, practices and procedures; and

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(iv)             such employee benefits, if any, as to which Employee may be entitled under any employee benefit plans, practices, policies or programs of Employer as of the Termination Date.

(b)               Termination Without Cause or for Good Reason. If, during the Term, Employer shall terminate Employee’s employment without Cause or Employee shall terminate Employee’s employment for Good Reason (in each case, other than pursuant to a Change of Control Termination), then Employee shall be entitled to receive the Accrued Amounts and, subject to Employee’s (x) compliance with the covenants contained in Section 8 hereof and (y) execution of a release of claims in favor of Employer, its subsidiaries and affiliates and their respective officers and directors in a form provided by Employer (the “Release”) and such Release becoming effective within 45 days following the Termination Date (such 45-day period, for purposes of this Section 4(b), the “Release Execution Period”), Employee shall be entitled to receive the following:

(i)                 equal installment payments payable in accordance with Employer’s normal payroll procedures, which are in the aggregate equal to one-and-one-half (1 1/2) times the sum of (A) Employee’s salary at the rate in effect on the Termination Date and (B) Employee’s target cash bonus opportunity for the year in which the Termination Date occurs, and which installments shall begin within 30 days after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payments shall not commence until the beginning of the second taxable year;

(ii)              a lump sum amount equal to the product of (A) the cash bonus, if any, that Employee would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days Employee was employed by Employer during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”), which amount shall be paid in cash on the date that annual bonuses are paid to senior executives of Employer generally, but in no event later than two-and-one-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs; and

(iii)            if Employee timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then Employer shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s dependents until the earliest of: (A) the 18-month anniversary of the Termination Date; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer. Such reimbursement shall be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment.

(c)               Death or Disability. If Employee’s employment is terminated during the Term on account of Employee’s death or Disability, then Employee (or Employee’s estate or beneficiaries, as the case may be) shall be entitled to receive the following: (i) the Accrued Amounts; and (ii) a lump sum amount equal to the Pro-Rata Bonus, if any, that Employee would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which amount shall be paid in cash on the date that annual bonuses are paid to senior executives of Employer generally, but in no event later than two-and-one-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs. Notwithstanding any other provision contained herein, all payments made in connection with Employee’s Disability shall be provided in a manner that is consistent with federal and state law.

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5.                  Termination In Connection With a Change of Control.

(a)               Change of Control Termination. In the event that at the time of or prior to the first (1st) anniversary of a Change of Control, and during the Term, Employer terminates Employee’s employment without Cause, or Employee terminates Employee’s employment for Good Reason (each a “Change of Control Termination”), Employee shall be entitled to receive the payments and benefits specified in this Section 5.

(b)               Change of Control Payments and Benefits. Upon a Change of Control Termination, Employee shall be entitled to receive the Accrued Amounts and, subject to Employee’s (x) compliance with the covenants contained in Section 8 hereof and (y) Employee’s execution of a Release and such Release becoming effective within 45 days following the Termination Date (such 45-day period, for purposes of this Section 5(b), the “Release Execution Period”), Employee shall be entitled to receive the following payments or benefits:

(i)                 a lump sum amount equal to two times the sum of (A) Employee’s salary at the rate in effect on the Termination Date and (B) Employee’s target cash bonus opportunity for the year in which the Termination Date occurs, which amount shall be paid in cash on or before the 60th day after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the beginning of the second taxable year;

(ii)              a lump sum amount equal to the Pro-Rata Bonus, if any, that Employee would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which amount shall be paid in cash on or before the 60th day after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the beginning of the second taxable year; and

(iii)            if Employee timely and properly elects continuation coverage under COBRA, then Employer shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s dependents until the earliest of: (A) the 18-month anniversary of the Termination Date; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer. Such reimbursement shall be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment.

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6.                  Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by Employer and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with Employer, except as expressly provided otherwise in this Agreement. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Employer at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement, except as expressly modified by this Agreement.

7.                  Code Section 280G.

(a)               Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by Employer and reasonably acceptable to Employee (the “Accounting Firm”) shall determine that receipt of all payments or distributions by Employer and its affiliates in the nature of compensation to or for Employee’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Employee to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 7(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Employee’s Agreement Payments were so reduced. If the Accounting Firm determines that Employee would not have a greater Net After-Tax Receipt of aggregate Payments if Employee’s Agreement Payments were so reduced, then Employee shall receive all Agreement Payments to which Employee is entitled.

(b)               Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, then Employer shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be binding upon Employer and Employee and shall be made as soon as reasonably practicable and in no event later than 20 days following the Termination Date. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: first from Section 5(b)(iii), then from Section 5(b)(ii) and lastly from Section 5(b)(i). All fees and expenses of the Accounting Firm shall be borne solely by Employer.

(c)               Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of Employee pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by Employer to or for the benefit of Employee pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Employee shall pay any such Overpayment to Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to Employer if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by Employer to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

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(d)               Definitions. The following terms shall have the following meanings for purposes of this Section 7:

(i)                 “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 7(a).

(ii)              “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Employee in the relevant taxable year(s).

8.                  Restrictive Covenants.

(a)               Employee Acknowledgements. Employee acknowledges that (i) Employer has separately bargained and paid additional consideration for the restrictive covenants in this Section 8 and (ii) Employer will provide certain benefits to Employee hereunder in reliance on such covenants in view of the unique and essential nature of the services Employee will perform on behalf of Employer and the irreparable injury that would befall Employer should Employee breach such covenants. Employee further acknowledges that Employee’s services are of a special, unique and extraordinary character and that Employee’s position with Employer will place Employee in a position of confidence and trust with customers and employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow Employee access to Trade Secrets and Confidential Information (each as defined below) concerning Employer and its subsidiaries and affiliates. Employee further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 8 are fair and reasonable and that such restrictions will not prevent Employee from earning a livelihood.

(b)               Covenants. Having acknowledged the foregoing, Employee covenants and agrees with Employer as follows:

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(i)                 While Employee is employed by Employer and continuing thereafter, Employee shall not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Employee’s duties to Employer.

(ii)              While Employee is employed by Employer, and for a period of 18 months after Employee’s termination or resignation during the Term, Employee shall not (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Employer or its subsidiaries or affiliates, including, without limitation, actively sought prospective customers, with whom Employee had Material Contact (as defined below) during Employee’s employment, for the purpose of providing products or services that are Competitive (as defined below) with those offered or provided by Employer or its subsidiaries or affiliates or, in the event of Employee’s termination, Competitive with those offered or provided by Employer or its subsidiaries or affiliates within the two years immediately preceding the termination of Employee’s employment.

(iii)            While Employee is employed by Employer, and for a period of 18 months after Employee’s termination or resignation during the Term, Employee shall not (except on behalf of or with the prior written consent of Employer), either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, perform duties and responsibilities that are the same as or substantially similar to those Employee performs for Employer or, in the event of Employee’s termination, performed for Employer within two years prior to the termination of Employee’s employment, for any business which is the same as or essentially the same as the business conducted by Employer and its subsidiaries and affiliates, within the Restricted Territory (as defined below).

(iv)             While Employee is employed by Employer, and for a period of 18 months after Employee’s termination or resignation during the Term, Employee shall not (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Employer or its subsidiaries or affiliates, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries or affiliates, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for Employer.

(v)               Upon Employee’s termination or resignation, Employee will turn over promptly thereafter to Employer all physical items and other property belonging to Employer, including, without limitation, all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of Employer, in the possession or control of Employee, all of which are and will continue to be the sole and exclusive property of Employer.

(c)               Definitions. For purposes of this Section 8, the following terms shall be defined as set forth below:

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(i)                 “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of Employer and its subsidiaries and affiliates.

(ii)              “Confidential Information” shall mean data and information: (A) relating to the business of Employer and its subsidiaries and affiliates, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Employee or of which Employee becomes aware as a consequence of Employee’s relationship with Employer; (C) having value to Employer; and (D) not generally known to competitors of Employer. Confidential Information shall include, without limitation, Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by Employee without authorization from Employer, (y) has been independently developed and disclosed by others or (z) has otherwise entered the public domain through lawful means.

(iii)            “Material Contact” shall mean contact between Employee and a customer or prospective customer: (A) with whom or which Employee dealt on behalf of Employer or its subsidiaries or affiliates; (B) whose dealings with Employer were coordinated or supervised by Employee; (C) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Employer; or (D) who receives products or services as authorized by Employer, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within the two years immediately preceding the Termination Date.

(iv)             “Restricted Territory” shall mean the geographic territory within a 50-mile radius of Employer’s corporate office located at 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207; provided, however, that if the physical location of such office shall change, then the Restricted Territory shall mean the geographic territory within a 50-mile radius of the physical location of such office at such time and, in the event of the termination of Employee’s employment, the Restricted Territory shall mean the geographic territory within a 50-mile radius of the physical location of such office on the Termination Date.

(v)               “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)               Equitable Remedies. Employee acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 8 and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Employee of any covenant contained in this Section 8.

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9.                  Employee’s Representations. Employee hereby represents to Employer that the execution and delivery of this Agreement by Employee and Employer and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. Employee represents and warrants that Employee is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity that conflicts in any way with Employee’s ability to be employed by or perform services for Employer.

10.              Assignment and Successors.

(a)               Employee. This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)               Employer. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns. The Bancorp and the Bank will each require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) or to all or substantially all of its business or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place.

11.              Miscellaneous.

(a)               Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)               Modification of Covenants; Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, including, in each case and without limitation, the time, geographic or other limitations set forth in Section 8 hereof, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

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(c)               Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Employer and Employee with respect to the subject matter hereof and from and after the Effective Date supersedes and invalidates all previous employment and severance agreements with Employee. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

(d)               Withholdings. Notwithstanding any other provision of this Agreement, Employer shall withhold from any amounts payable or benefits provided under this Agreement any federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)               Compliance with Section 409A.

(i)                 It is intended that this Agreement shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of the Agreement. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment. Employee acknowledges that Employer has not made, and does not make, any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including, but not limited to, Section 409A or compliance with the requirements thereof.

(ii)              To the extent Employee is a “specified employee” as defined in Section 409A, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Section 409A) upon separation from service (within the meaning of Section 409A), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Employee dies following the Termination Date and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A, then such payments, distributions or benefits shall be paid or provided to the personal representative of Employee’s estate within 30 days after the date of Employee’s death.

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(f)                Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

(g)               Governing Law. Except to the extent preempted by federal law, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(h)               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally recognized overnight courier service or, if mailed, five days after the date of deposit in the United States mail, as follows: (i) if to Employer: Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768, Attention: Chief Executive Officer; and (ii) if to Employee: at the most recent address on file for Employee with Employer. Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(i)                 Amendments. Except as otherwise provided in Section 11(b) hereof, this Agreement may be amended or modified only by a writing signed by all parties hereto that makes specific reference to this Agreement.

(j)                 No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under this Agreement.

(k)               Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Severance Protection and Restrictive Covenants Agreement as of the date first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	President and Chief Executive Officer

AMERIS BANK

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	Chief Executive Officer

/s/ William D. McKendry
William D. McKendry

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